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EXHIBIT 23.7

INDEPENDENT AUDITORS' CONSENT

        We hereby consent to the use in this Pre-Effective Amendment No. 1 to Post-Effective Amendment No. 2 to the Registration Statement No. 333-119945 on Form S-11 of our report dated October 17, 2005 related to the statement of revenues and certain operating expenses for One Financial Plaza for the year ended December 31, 2004 (which report on the statement of revenues and certain operating expenses expresses an unqualified opinion and includes an explanatory paragraph referring to the purpose of the statement), appearing in the Registration Statement and to the reference to us under the heading "Experts" in such Registration Statement.

/s/ Travis, Wolff & Company, LLP

Dallas, Texas
September 20, 2006

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INDEPENDENT AUDITORS' CONSENT